Exhibit h.2.x

Execution Version

Amendment

To

Sub-Transfer Agency And Shareholder Services Agreement

This Amendment To Sub-Transfer Agency And Shareholder Services Agreement (“Amendment”), dated as of September 1, 2022 (“Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Virtus Fund Services, LLC (“Company”) and each “Fund”, which is hereby defined to mean each investment company listed on the signature page to this Amendment (individually, an “Investment Company”; collectively, the “Investment Companies”), and, to the extent an Investment Company has one or more series listed on Exhibit B to the Amended Agreement (as defined below), each such series of each such Investment Company, each of the foregoing in its individual and separate capacity.

Background

BNYM, certain of the Funds and VP Distributors, Inc., as transfer agent to the Funds, entered into the Sub-Transfer Agency And Shareholder Services Agreement, dated as of April 15, 2011 (“Original Agreement”). VP Distributors, LLC, the surviving entity in a merger with VP Distributors, Inc. that was effective September 22, 2011, transferred all rights and obligations as transfer agent of the Funds under the Original Agreement to the Company pursuant to an Assignment and Assumption Agreement, effective as of January 1, 2013, among VP Distributors, LLC, the Company, certain of the Funds and BNYM (the Original Agreement as so assigned and amended being the “Assigned Agreement”).

BNYM, the Company and the Funds subsequently entered into amendments to the Assigned Agreement, dated as of March 21, 2014, June 1, 2014, August 19, 2014, November 12, 2014, March 24, 2015, May 28, 2015, September 1, 2015, December 10, 2015, July 27, 2016, February 1, 2017, September 18, 2017, January 1, 2018, September 20, 2018, December 21, 2018, March 22, 2019, May 22, 2019, September 1, 2019, October 17, 2019, November 18, 2019, August 27, 2020, November 13, 2020, June 9, 2021, August 2, 2021, December 1, 2021, January 12, 2022 and February 24, 2022 (the Assigned Agreement as so amended being the “Current Agreement”).

The parties intend that the Current Agreement be amended as set forth in this Amendment.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to the Current Agreement. The Current Agreement is hereby amended as follows:

(a)             The sixth sentence of the first paragraph of Section 5, beginning “BNYM agrees to provide Company”, is deleted and replaced in its entirety with the following:

BNYM shall upon request, not more than once annually, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel, meet with Company’s information security subject matter experts in a BNYM clean room to review BNYM information security policies, procedures and similar related information. No documentation may be copied, imaged or otherwise duplicated in any manner, transmitted or removed from the BNYM clean room by the Company except as mutually agreed in writing. Company shall not disclose any verbal or written information obtained during the review to any third party other than the Funds or use it for any

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purpose other than evaluating BNYM’s security controls. BNYM will act in good faith to address any issues identified by Company during the review in accordance with BNYM’s issues management process and information security program.

(b)	Section 9(b)(ii) is deleted and replaced in its entirety with the following:

(ii)	In connection with BNYM’s performance of transaction processing services, the Company acknowledges and agrees that:

(A)	BNYM in its role as agent of a Fund or the Company may be notified of a payment obligation that BNYM as such agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount if transferred by BNYM being hereinafter referred to as an “Overdraft Amount”);

(B)	BNYM is not obligated to transfer any funds representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

(C)	Notwithstanding the absence of an obligation to do so, BNYM may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to the Company and to maintain BNYM’s good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNYM does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(b)(ii) or assume the obligation it has expressly disclaimed in clause (B) above and BNYM may at any time in its sole discretion and without notice decline to continue to make such transfers;

(D)	The Company is at all times obligated to pay to BNYM an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by BNY Mellon Bank in accordance with the Custody Agreement (as defined in Schedule I), by the Company immediately upon demand by BNYM, except that to the extent the relevant Fund repays outstanding Overdraft Amounts and any accrued interest to BNY Mellon Bank pursuant to the tenth paragraph of Schedule I, the Company’s obligation to repay that amount to BNYM pursuant to this Section 9(b)(ii)(D) shall be deemed satisfied; and

(E)	Funds added to both this Agreement and the Custody Agreement shall without further action by any party be deemed a signatory to and bound by the Letter Agreement (as defined in Schedule I).

(c)             Section 10 is deleted and replaced in its entirety with the Section 10 that appears in Attachment 1 to this Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated September 1, 2022, between BNYM and each of the Company and the Funds.

(d)	The first sentence of Section 13(b) is deleted and replaced in its entirety by the following:

This Agreement shall automatically renew on the final day of the Initial Term for an additional term which will continue until December 1, 2024, and thereafter the Agreement shall automatically renew on each anniversary of December 1, 2024 for a one year period (each of the automatic renewal terms being a “Renewal Term”), unless the Company, the Fund or BNYM gives written notice to each other

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party of its intent not to renew and such notice is received by each other party not less than sixty (60) days prior to the expiration of the then-current Renewal Term (a “Non- Renewal Notice”).

(e)	A new Section 20(r), which reads in its entirety as follows, is added:

(r)         Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNYM and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, regulatory reporting, sales, administration, operations, technology services, product, client and client-customer communications, relationship management, storage and record retention, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more Affiliates and subsidiaries of the BNY Mellon Group, joint ventures and third-party service providers (the “Centralized Providers”). Notwithstanding any other provision of the Agreement and subject to the confidentiality obligations herein, the Company consents to the foregoing centralization of functions solely with respect to the subject matter of this Agreement, the receipt of services hereunder through the Centralized Functions, and in connection therewith BNYM’s disclosure of Company information, including Company Confidential Information, to the Centralized Providers, BNYM’s use of such information in connection with the Centralized Functions, and BNYM’s storage of names and business addresses of Company employees and employees of its affiliates and sponsors with the Centralized Providers. In addition, BNYM may use Company’s Confidential Information pursuant to this Agreement to analyze and improve product and service performance and for internal research and development activities, and may aggregate Company’s Confidential Information pursuant to this Agreement on an anonymized basis with other similar client data for BNYM’s and its Affiliates’ product development and distribution and marketing and thought leadership purposes provided that in any such case Company Confidential Information cannot be identified with the Company, a Fund or a Shareholder, or derived, from any such aggregated and anonymized data. The BNY Mellon Group shall possess all ownership rights with respect to such aggregated anonymized data. Notwithstanding the foregoing, nothing in this Section 20(r) shall have the effect of transferring any right or obligation of BNYM to any other entity, including Affiliates, nor have the effect of relieving BNYM of any obligations or restrictions set forth in other sections of this Agreement.

(f)               The defined term “Authorized Person” in Schedule A is deleted and replaced in its entirety with the following:

“Authorized Person” means:

(i)	with respect to both the Company and each Fund, each individual identified to BNYM as an Authorized Person on the properly completed version of Schedule J most recently provided to BNYM. For clarification, each individual identified on Schedule J is authorized to act on behalf of the Company and each Fund individually and collectively. Any limitation on the authority of such an Authorized Person to give Instructions must be expressly set forth in Schedule J next to the individual’s name; and

(ii)	with respect to BNYM, employees designated in writing as authorized to receive facsimile transmissions or emails, or both, as Written Instructions (as provided in the definition of Written Instructions).

(g)             Schedule B is deleted and replaced it in its entirety with the Schedule B attached to this Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated September 1, 2022, between BNYM and each of the Company and the Funds.

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(h)	Schedule F is deleted and replaced in its entirety with the following:

Schedule F

[Reserved. Intentionally Omitted.]

(i)                A new Schedule I, which reads in its entirety as set forth in the Schedule I attached to this Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated September 1, 2022, between BNYM and each of the Company and the Funds, is added.

(j)            A new Schedule J, which reads in its entirety as set forth in the Schedule J attached to this Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated September 1, 2022, between BNYM and each of the Company and the Funds, is added.

2.               Simultaneous Execution of Exhibit I. Each Fund agrees that simultaneously with the execution of this Amendment it will execute the letter agreement attached hereto as Schedule I with BNY Mellon Bank.

3.               Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

4.               Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment.

5.               Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

6.               Signatures; Counterparts. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

Execution Version

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc. By: Name: Barbara Wentzel Title: Director

The Merger Fund

Virtus Alternative Solutions Trust

Virtus Asset Trust

Virtus Event Opportunities Trust

Virtus Equity Trust

Virtus Retirement Trust

Virtus Opportunities Trust

Virtus Investment Trust

Virtus Strategy Trust

Virtus Fund Services, LLC	On behalf of itself and, to the extent it has series listed on Schedule B hereto, on behalf of each such series, each such Fund in its individual and separate capacity

By:	By:

Name:	Heidi Griswold	Name:	Heidi Griswold

Title:	VP, Mutual Fund Services	Title:	VP, Mutual Fund Services

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Attachment 1

10.	Instructions.

(a)             BNYM will engage in conduct when so directed by a Written Instruction or an Implementing Communication if the Written Instruction or an Implementing Communication, as appropriate, complies with applicable requirements set forth in this Section 10.

(i)	Written Instructions. Notwithstanding any other provision of this Agreement: (A) unless the terms of this Agreement, Written Procedures or other written agreement between the Company and BNYM expressly provide, in the reasonable discretion of BNYM, all requisite details and directions for it to take a specific course of conduct under this Agreement, BNYM may, prior to engaging in a course of conduct on a particular matter, whether the course of conduct is proposed by or otherwise originates with BNYM or is directed by the Company in a Fund Communication, require the Company to provide it with Written Instructions with respect to the particular conduct, and (B) BNYM may also require Written Instructions with respect to conduct specified in a Fund Communication if it reasonably determines that the Agreement, Written Procedures or other written agreement between the Company and BNYM provides for the Company to furnish a Written Instruction in connection with the specified conduct.

(ii)	Implementing Communications. “Implementing Communication” means a Fund Communication that is not a Written Instruction and that BNYM has determined in accordance with clause (i) above is not required in whole or in part to be the subject of a Written Instruction.

(b)            Subject to the right of BNYM to require in accordance with Section 10(a)(i) that conduct directed by a Fund Communication be provided in a Written Instruction, BNYM reserves the right to decline to act in accordance with a Fund Communication:

(i)	for a Bona Fide Reason; or

(ii)	if the Fund Communication (or contents thereof) does not constitute in all material respects, in the sole judgment of BNYM exercised reasonably, a “Standard Instruction”, which is hereby defined to mean:

(A)	an instruction received by BNYM directing a course of conduct substantially similar in all material respects to a course of conduct provided for in a Written Procedure, or

(B)	if a Written Procedure provides for a particular form of instruction to be used in connection with a matter (a “Standard Form”), an instruction received by BNYM (I) on the specified Standard Form which responds appropriately to all requirements of the specified Standard Form, or (II) in a format other than the specified Standard Form but conforming in all material respects to, and responding appropriately to all requirements of, the specified Standard Form in BNYM’s sole judgment exercised reasonably.

(c)            (1) Notwithstanding the right reserved by BNYM in Section 10(b) to decline to engage in conduct directed by a Fund Communication that is not a Standard Instruction (such instruction being a “Non-Standard Instruction”), if BNYM determines in its sole judgment exercised reasonably that sufficient time exists under the circumstances to evaluate fully and implement the requested conduct it will engage in a Reasoned Consideration.

(2)          BNYM will act in accordance with a Non-Standard Instruction solely pursuant to the terms of

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a mutually agreeable written instrument executed by the Company and BNYM with respect to the conduct constituting the Non-Standard Instruction (such written instrument is referred to herein as an “Accepted Non- Standard Instruction”). For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12. Upon not less than thirty (30) days advance written notice, BNYM may for a Bona Fide Reason terminate an Accepted Non-Standard Instruction with respect to its future conduct.

(d)            (1)       The Company shall implement reasonable measures to ensure that Fund Communications received by BNYM are authorized, accurate and complete and shall have sole and exclusive responsibility for the authorization, accuracy and completeness of such Fund Communications. BNYM is not obligated to act, and may refrain from acting, on any Illegible Communication.

(2)     BNYM will as promptly as reasonable in consideration of the subject matter of the Fund Communication notify the Company in a timely manner of its discovery that a Fund Communication is an Illegible Communication; provided, however, BNYM shall have no duty to discover an Illegible Communication. BNYM may act in reliance on Fund Communications as received by it and shall have no duty to inquire into any matter regarding the Fund Communication, including without limitation the validity, authority, truthfulness, accuracy or genuineness of the Fund Communication, or to verify the identity of an individual giving the Fund Communication; provided, however, BNYM shall be obligated to verify that the name of any person executing a Written Instruction is listed as an Authorized Person. BNYM may assume and rely on the assumption that any Fund Communication is not in any way inconsistent with the provisions of the Shareholder Materials or any vote, resolution or proceeding of the Board or Shareholders. BNYM may also rely on and is authorized by the Company to act in reliance on communications from Shareholders of the Fund and from persons reasonably believed to be representatives of Shareholders of the Fund with respect to all matters reasonably related to the services provided for herein other than those BNYM determine to be not in good order or which it reasonably rejects on other grounds (“Shareholder Communications”, and together with Fund Communications (excluding Fund Communications identified to the Company as Illegible Communications), “Service Communications”). BNYM shall notify the Company of any such rejections in accordance with Written Procedures.

(e)            Absent conduct constituting a breach of its Standard of Care, BNYM shall not be liable to the Company for any Loss of the Company, and the Company shall indemnify and defend BNYM in accordance with Section 12 against all Loss, directly or indirectly arising from or incurred due to or in connection with:

(i)	BNYM’s reasonable good faith interpretation of a Service Communication;
(ii)	BNYM’s reasonable reliance on, or conduct it reasonably engages in pursuant to, a Service Communication;
(iii)	a reasonable delay in BNYM’s implementing a course of conduct contained in an Illegible Communication;
(iv)	BNYM’s failure to engage in conduct requested by a Service Communication with respect to which it has no duty to act;
(v)	any error, omission, inaccuracy, inconsistency, misrepresentation, fraud, forgery or other defect in a Service Communication;
(vi)	any failure to receive an item intended to be a Service Communication or the delay of its actual receipt or its receipt in a form, configuration or with contents other than as transmitted, provided that the failure is not due to negligence or willful misconduct on the part of BNYM;
(vii)	any interception of or unauthorized access to or use of a Service Communication or item intended to be a Service Communication prior to receipt by BNYM (with “receipt by BNYM” to include electronic receipt at an authorized electronic address within the BNYM information system (whether or not monitored or acknowledged by BNYM personnel) as well as physical receipt by BNYM at an authorized address); or
(viii)	the invalidity or lack of truthfulness, accuracy, authority or genuineness of a Service Communication.

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(f)             In addition to any other provision of this Agreement that may be applicable to a particular Instruction, BNYM may include in the writing constituting a Standard Instruction, or in a Standard Form, appropriate operational, procedural and functional terms and provisions, provisions appropriate to its agency role, and provisions appropriate in light of or imposed by applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority, or Industry Standards. In addition, in the absence of provisions in this Agreement that in the sole judgment of BNYM exercised reasonably provide sufficient authority, indemnification, limitations on liability or confidentiality and privacy protections, BNYM may require third parties purportedly authorized to act on behalf of or for the benefit of the Company in connection with activities contemplated by this Agreement, or the Company, to execute a document containing such terms and conditions as BNYM may reasonably require prior to engaging in any course of conduct with such third parties.

(g)            If BNYM receives Fund Communications that appear on their face to have been transmitted by an authorized agent of the Company via (i) facsimile, email, or other electronic method that is not secure, or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Company acknowledges that recipients of such Fund Communications cannot determine the identity of the actual sender and that BNYM may conclusively presume that such Fund Communications have been properly authorized provided that BNYM reasonably complies with applicable Written Procedures.

(h)            While reserving its right under this Section 10 to decline to act in accordance with instructions not constituting Written Instructions, BNYM may agree to act in accordance with Oral Instructions on a particular matter, and, with respect to each acceptance of Oral Instructions, the Company agrees that it will deliver to BNYM, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the course of conduct contained in the Oral Instructions. Under all circumstances and for all purposes of the Agreement: BNYM’s written memorialization of the Oral Instructions shall constitute the Written Instructions applicable to the particular matter; and the validity and authorization of such Written Instructions and of the conduct undertaken by BNYM and BNYM’s right to rely on such Written Instructions shall not be abridged, abrogated or adversely impacted in any manner or under any circumstances.

(i)             In the event facts, circumstances, or conditions exist or events occur, including without limitation situations contemplated by Section 10(d), and BNYM reasonably determines that it must take a course of conduct in response to such situation (including a course of action that constitutes taking no action) and must receive an Instruction from the Company to direct its conduct, and BNYM so notifies two Authorized Persons of the Company, and the Company fails to furnish Instructions (“Response Failure”), BNYM will in good faith seek to determine the appropriate course of conduct in response to the circumstances and will have all rights with respect the conduct taken in good faith in such circumstances (including a course of action that constitutes taking no action) that it would have if the conduct were specified in Written Instructions. The foregoing shall not be interpreted to limit the liability of BNYM, if any, for facts, circumstances or conditions that cause this Section 10(i) to become operative.

(j)             Any form furnished by the Company to third parties for use in connection with the activities or services of BNYM contemplated by this Agreement that does not constitute a Standard Form or a form that is substantially equivalent in all material respects to a Standard Form (“Non-Standard Form”) shall constitute a Non-Standard Instruction subject to all terms of this Section 10 applicable to Non-Standard Instructions . BNYM may without liability hereunder decline to accept or act upon a Non-Standard Form and the Company indemnifies and releases BNYM for and from all Loss incurred in connection with reasonable conduct BNYM engages in in connection with the Non-Standard Form, including accepting or declining to accept or acting or declining to act upon a Non-Standard Form.

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(k)	The following capitalized terms in quotation marks shall have the indicated meaning:

(1)            “Bona Fide Reason” means a bona fide legal, commercial or business reason including by way of example and not limitation the following:

(i)	the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard or a Written Procedure;

(ii)	the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement or constitutes a change to a service;

(iii)	the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature;

(iv)	the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement or constitutes a unilateral amendment of the Agreement;

(v)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement with potentially adverse consequences to BNYM incurred from sources external to BNYM, including without limitation, for illustration and not limitation: sanction, criticism, fines, penalties, examination comments or special examination of a governmental, regulatory or self- regulatory authority; civil, criminal or regulatory action; a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry; or significant reputational harm.

(vi)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement related to internal matters, such as, without limitation: imposes costs and expenses on BNYM that are not adequately recovered by payments the Company indicates it is willing to pay and BNYM reasonably anticipates disputes over invoices; contemplates higher or additional performance standards; adds gain/loss, operational, strategic, compliance or credit risk; requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement; requires more than an incidental increase in the resources required to provide services to the Company; or is reasonably likely to result in a diversion of resources or disruption in established work flows, course of operations or functioning of controls;

(vii)	the course of conduct requires technology, personnel with technological expertise, a technology service or product or another resource that is not available on a commercially reasonable basis or constitutes a service or function that is not closely related to services commonly performed by organizations acting as transfer agents, registrars, dividend disbursing agents and shareholder servicing agents to SEC-registered open-end investment companies; or

(viii)	BNYM lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iii) or (v) do not exist and the Company and BNYM fail to reach agreement on a reasonable method of paying any expense of obtaining such information.

(2)            “Fund Communication” means any Instruction, direction, inquiry, notice, instrument, data, file or other information or communication of whatsoever nature BNYM receives, or reasonably believes it received, from the Company or a Fund through in-person interaction or a communications media of any nature, including without limitation communications media currently existing, such as telephone, facsimile transmission, telegraph, telegram, US Postal Service, personal delivery, private courier, commercial courier, electronic mail (email), private messaging systems, virtual private networks, or messaging systems

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constituting part of an industry utility (such as the NSCC) service, and communications media that may be developed in the future.

(3)	“Illegible Communication” means a Fund Communication that BNYM in good faith determines:

(i)	is vague, ambiguous or incomplete;
(ii)	contains one or more errors that are not reconcilable or rectifiable on the face of the communication;
(iii)	was received too late to be acted upon in accordance with its terms;
(iv)	is incapable of being implemented due to a failure to meet applicable specifications or system requirements;
(v)	is in conflict with a previous or contemporaneous Fund Communication; or
(vi)	is incapable of being executed pursuant to the applicable Written Procedure or performance standard due to directions that are incompatible with the Written Procedure or performance standard or other communication defect.

(4)	“Research” means:

(i)	“Internal Research”, which means consultation with and the written opinions, analysis, research or other work product of (i) individuals employed by or under contract with BNYM who are not Dedicated Personnel, and (ii) individuals who are Dedicated Personnel but the consultation or opinions, analysis, research or other work product is not incidental to the services performed by such individual for the Fund; and

(ii)	“External Research” means consultation with and the written opinions, analysis, research or other work product of third party technical specialists, legal counsel or other advisors, consultants or professionals.

(5)	“Reasoned Consideration” means the following:

(i)	BNYM will in good faith consider implementing a Non-Standard Instruction if the Company requests such in writing (including via e-mail) to its Customer Service Officer and provides all written materials, including descriptions, specifications, business requirements and responses to questions of BNYM, that in the sole judgment of BNYM exercised reasonably are appropriate to fully evaluate the request.

(ii)	BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non- Standard Instruction BNYM will notify the Fund of the Research required by BNYM and resume the evaluation only if the Fund obtains and provides all Research required by BNYM or if the Fund authorizes BNYM in a writing reasonably satisfactory to BNYM to obtain the required Research at the Fund’s cost and expense.

(iii)	BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are partially or fully furnished, decline without liability or further obligation to implement a Non-Standard Instruction (i) for a Bona Fide Reason, (ii) if it determines in its sole judgment exercised reasonably based on the course of discussions that it and the Company will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Instruction, including without limitation appropriate procedures, indemnification and payment terms, or (iii) solely with respect to a Non-Standard Instruction, insufficient time remains at that point in time to fully evaluate and implement the requested alternative to the applicable Standard Instruction.

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SCHEDULE B

(Dated: September 1, 2022)

THIS SCHEDULE B is Schedule B to that certain Sub-Transfer Agency And Shareholder Services Agreement, dated as of April 15, 2011, as amended, by and among BNY Mellon Investment Servicing (US) Inc., Virtus Fund Services, LLC (under the name of its predecessor in interest, VP Distributors, Inc.) and the Funds, as further set forth below.

Funds

Investment Company	Share Class
	A	C	I	R6

The Merger Fund	x		x

Investment Company: Virtus Alternative Solutions Trust
Portfolios:	Share Class
	A	C	I	R6
Virtus Aviva Multi-Strategy Target Return Fund (1)	x	x	x	x
Virtus Duff & Phelps Select MLP and Energy Fund	x	x	x
Virtus KAR Long/Short Equity Fund	x	x	x	x

Investment Company: Virtus Asset Trust
Portfolios:	Share Class
	A	C	I	R	R6
Virtus Ceredex Large-Cap Value Equity Fund	x	x	x		x
Virtus Ceredex Mid-Cap Value Equity Fund	x	x	x		x
Virtus Ceredex Small-Cap Value Equity Fund	x	x	x		x
Virtus Seix Core Bond Fund	x		x		x
Virtus Seix Corporate Bond Fund	x	x	x
Virtus Seix Floating Rate High Income Fund	x	x	x		x
Virtus Seix High Grade Municipal Bond Fund	x		x
Virtus Seix High Income Fund	x		x		x
Virtus Seix High Yield Fund	x		x		x
Virtus Seix Investment Grade Tax-Exempt Bond Fund	x		x
Virtus Seix Short-Term Bond Fund	x	x	x
Virtus Seix Short-Term Municipal Bond Fund	x		x
Virtus Seix Total Return Bond Fund	x		x		x
Virtus Seix U.S. Government Securities Ultra-Short Bond Fund	x		x		x
Virtus Seix U.S. Mortgage Fund	x	x	x
Virtus Seix Ultra-Short Bond Fund	x		x
Virtus Silvant Large-Cap Growth Stock Fund	x		x		x
Virtus Silvant Small-Cap Growth Stock Fund	x		x
Virtus SGA International Growth Fund	x		x		x
Virtus Zevenbergen Innovative Growth Stock Fund	x		x

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Investment Company: Virtus Event Opportunities Trust
Portfolios:	Share Class
	A	C	I	R6
Virtus Westchester Event-Driven Fund	x		x
Virtus Westchester Credit Event Fund	x		x

Investment Company: Virtus Equity Trust
Portfolios:		Share Class
	A	C	I	R	R6
Virtus KAR Capital Growth Fund	x	x	x		x
Virtus KAR Equity Income Fund	x	x	x		x
Virtus KAR Global Quality Dividend Fund	x	x	x		x
Virtus KAR Mid-Cap Core Fund	x	x	x		x
Virtus KAR Mid-Cap Growth Fund	x	x	x		x
Virtus KAR Small-Cap Core Fund	x	x	x		x
Virtus KAR Small-Cap Growth Fund	x	x	x		x
Virtus KAR Small-Cap Value Fund	x	x	x		x
Virtus KAR Small-Mid Cap Core Fund	x	x	x		x
Virtus KAR Small Mid-Cap Growth Fund	x	x	x		x
Virtus KAR Small-Mid Cap Value Fund	x	x	x		x
Virtus SGA Emerging Markets Growth Fund	x	x	x		x
Virtus SGA Global Growth Fund	x	x	x		x
Virtus SGA New Leaders Growth Fund	x	x	x		x
Virtus Tactical Allocation Fund	x	x	x

Investment Company: Virtus Investment Trust
Portfolios:	Share Class
	A	Admin*	C	I	R	R6	P
Virtus Emerging Markets Opportunities Fund (name changed from Virtus AllianzGI Emerging Markets Opportunities Fund on 6/J0/2022)	x		x	x		x	x
Virtus Income & Growth Fund (name changed from Virtus AllianzGI Income & Growth Fund on 6/J0/2022)	x		x	x			x
Virtus KAR Global Small-Cap Fund (name changed from Virtus AllianzGI Global Small-Cap Fund on 6/J0/2022 and from Virtus Global Small-Cap Fund on 7/25/2022 )	x		x	x			x
Virtus KAR Health Sciences Fund (name changed from Virtus AllianzGI Health Sciences Fund on 6/J0/2022 and from Virtus Health Sciences Fund on 7/25/2022)	x		x	x			x
Virtus NFJ Dividend Value Fund	x	x	x	x		x	x
Virtus NFJ International Value Fund	x	x	x	x		x	x
Virtus NFJ Large-Cap Value Fund	x	x	x	x			x
Virtus NFJ Mid-Cap Value Fund	x	x	x	x		x	x
Virtus NFJ Small-Cap Value Fund	x	x	x	x		x	x
Virtus Silvant Focused Growth Fund (name changed from Virtus AllianzGI Focused Growth Fund on 6/J0/2022 and from Virtus Focused Growth Fund on 7/25/2022 )	x	x	x	x		x	x

Execution Version

Virtus Silvant Mid-Cap Growth Fund (name changed from Virtus AllianzGI Mid-Cap Growth Fund on 6/J0/2022 and from Virtus Mid-Cap Growth Fund on 7/25/2022)	x	x	x	x	x
Virtus Small-Cap Fund (name changed from Virtus AllianzGI Small-Cap Fund on 6/J0/2022)	x		x	x	x
Virtus Zevenbergen Technology Fund (name changed from Virtus AllianzGI Technology Fund on 6/J0/2022 and from Virtus Technology Fund on 7/25/2022)	x	x	x	x	x

* Administrative

Investment Company: Virtus Opportunities Trust
Portfolios:	Share Class
	A	C	C1	I	R	R6
Virtus Duff & Phelps Global Infrastructure Fund	x	x		x		x
Virtus Duff & Phelps Global Real Estate Securities Fund	x	x		x		x
Virtus Duff & Phelps International Real Estate Securities Fund	x	x		x
Virtus Duff & Phelps Real Asset Fund	x	x		x
Virtus Duff & Phelps Real Estate Securities Fund	x	x		x		x
Virtus FORT Trend Fund	x	x		x		x
Virtus KAR Developing Markets Fund	x	x		x		x
Virtus KAR Emerging Markets Small-Cap Fund	x	x		x		x
Virtus KAR International Small-Cap Fund (2)	x	x		x		x
Virtus KAR International Small-Mid Cap Fund	x	x		x		x
Virtus Newfleet Core Plus Bond Fund	x	x		x		x
Virtus Newfleet High Yield Fund	x	x		x		x
Virtus Newfleet Low Duration Core Plus Bond	x	x		x		x
Virtus Newfleet Multi-Sector Intermediate Bond Fund	x	x		x		x
Virtus Newfleet Multi-Sector Short Term Bond Fund	x	x	x	x		x
Virtus Newfleet Senior Floating Rate Fund	x	x		x		x
Virtus Newfleet Tax-Exempt Bond Fund	x	x		x
Virtus Stone Harbor Emerging Markets Corporate Debt Fund	x			x
Virtus Stone Harbor Emerging Markets Debt Allocation Fund	x			x
Virtus Stone Harbor Emerging Markets Debt Fund	x			x
Virtus Stone Harbor High Yield Bond Fund	x			x
Virtus Stone Harbor Local Markets Fund	x			x
Virtus Stone Harbor Strategic Income Fund	x			x
Virtus Vontobel Emerging Markets Opportunities Fund	x	x		x		x
Virtus Vontobel Foreign Opportunities Fund	x	x		x		x
Virtus Vontobel Global Opportunities Fund	x	x		x		x
Virtus Vontobel Greater European Opportunities Fund	x	x		x

Investment Company	Share Class
Virtus Retirement Trust	(None)

Execution Version

Investment Company: Virtus Strategy Trust
Portfolios:	Share Class
	A	Admin*	C	I	P	R6
Virtus AllianzGI Core Plus Bond Fund (3)				x	x	x
Virtus AllianzGI Emerging Markets Consumer Fund (4)	x			x
Virtus AllianzGI Global Dynamic Allocation Fund (3)	x	x	x	x	x	x
Virtus AllianzGI Preferred Securities and Income Fund (3)				x	x	x
Virtus Convertible Fund (named changed from Virtus AllianzGI Convertible Fund on 6/J0/2022)	x	x	x	x	x
Virtus Duff & Phelps Water Fund (name changed from Virtus AllianzGI Water Fund on 6/J0/2022 and from Virtus Water Fund on 7/25/2022)	x		x	x	x
Virtus Global Allocation Fund (name changed from Virtus AllianzGI Global Allocation Fund on 6/J0/2022)	x	x	x	x	x	x
Virtus International Small-Cap Fund (name changed from Virtus AllianzGI International Small-Cap Fund on 6/J0/2022)	x		x	x	x	x
Virtus Newfleet Short Duration High Income Fund (name changed from Virtus AllianzGI Short Duration High Income Fund on 6/J0/2022 and from Virtus Short Duration High Income Fund on 7/25/2022)	x		x	x	x	x
Virtus NFJ Emerging Markets Value Fund	x		x	x	x	x
Virtus NFJ Global Sustainability Fund (name changed from Virtus AllianzGI Global Sustainability Fund on 6/J0/2022 and from Virtus AllianzGI Global Sustainability Fund on 7/25/2022 )	x			x	x
Virtus Seix High Yield Bond Fund (name changed from Virtus AllianzGI High Yield Bond Fund on 6/J0/2022 and from Virtus High Yield Bond Fund on 7/25/2022)	x	x	x	x	x
*	Administrative

(1)	Liquidated February 26, 2021. This Fund will not appear on future versions of Schedule B.
(2)	After changing its name to Virtus KAR International Small-Mid Cap Fund II on September 24, 2021 this Fund merged into the Virtus KAR International Small-Mid Cap Fund on October 22, 2021. This Fund will not appear on future versions of Schedule B.
(3)	Liquidated July 25, 2022. This Fund will not appear on future versions of Schedule B.
(4)	Liquidated December 7, 2021. This Fund will not appear on future versions of Schedule B.

Execution Version

Schedule I

Dated: September 1, 2022

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Re:	Letter Agreement Relating to the Demand Deposit Accounts Established by BNY Mellon Investment Servicing (US) Inc. at The Bank of New York Mellon for the Benefit of the Funds (“Letter Agreement”)

Dear Sirs:

This Schedule I constitutes Schedule I to the “Sub-TA Agreement”, which is hereby defined to mean the Sub-Transfer Agency And Shareholder Services Agreement, dated as of April 15, 2011, by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”), Virtus Fund Services, LLC and the “Funds”, which is herby defined to mean the Investment Companies listed on the signature page to this Schedule I and each of their series, each in their individual and separate capacity. Capitalized terms not defined in this Schedule I shall have the meaning ascribed to them in the Sub-TA Agreement.

Each Fund is party to a Custody Agreement, dated March 21, 2014, originally between The Bank of New York Mellon (the “Bank”) and Virtus Alternative Solutions Trust, but amended through the date hereof to include all the Funds. Such agreement as it currently constituted and as it may be amended in the future is referred to in this Letter Agreement as the “Custody Agreement”.

The Sub-TA Agreement provides, among other things, for BNYM to provide cash administration services to the Funds, utilizing one or more demand deposit accounts or other accounts established at the Bank in the name of BNYM for the benefit of the Company or the Funds (the “DDA”). In particular, BNYM will utilize the DDAs (i) to accept payments for the purchase of Fund share and forward such payments once funds have been collected to the Bank for deposit into the custody account of the Fund established with the Bank pursuant to the Custody Agreement (“Custody Account”); and (ii) in connection with redemptions of Fund shares by Fund shareholders and with cash distributions effected by the Fund, such as dividend payments and capital gains distributions, to accept monies from the Bank drawn from the Custody Account and to remit such amounts to appropriate parties.

In connection with BNYM’s performance of the services provided for in the Sub-TA Agreement, and in particular the cash administration services described above, BNYM may be notified of a Fund payment obligation that BNYM as agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant DDAs (such excess amount if transferred by BNYM being hereinafter referred to as an “Overdraft Amount”).

The need to transfer an Overdraft Amount may occur due to any one or more of the transfer needs of the Fund that arise in the ordinary course of the Fund’s business, such as, by way of illustration, and not limitation: transfers needed in order to satisfy the Fund’s same day settlement obligations with the NSCC; and purchase payments being forwarded to the Custody Account one day after receipt while the check representing the payment takes more than one day to clear.

Each Fund in its individual and separate capacity acknowledges, consents and agrees with the statements made above and as follows:

Execution Version

Overdraft Amounts shall constitute overdrafts pursuant to Section 5.3 of the Custody Agreement and shall be deemed to be a loan made by the Bank to the Fund.

The Fund agrees that the Bank shall at no time be under any obligation whatsoever to extend credit in connection with the agency activities conducted by BNYM on behalf of the Fund pursuant to the Sub-TA Agreement and in particular the cash administration activities described herein, including without limitation an extension of credit constituting an Overdraft Amount, even if it has done so as part of a regular pattern of conduct, and that the Bank may at any time in its sole discretion and without notice decline to continue or re-extend any such credit.

Notwithstanding the absence of an obligation to do so, the Bank may in its sole discretion elect to transfer on behalf of the Fund an amount of funds that constitutes an Overdraft Amount and that by electing to transfer funds constituting an Overdraft Amount the Bank does not, even if it has transferred funds constituting Overdraft Amounts as part of a regular pattern of conduct in the past waive any rights under this Letter Agreement or assume the obligation it has expressly disclaimed in the immediately preceding paragraph and the Bank may at any time in its sole discretion and without notice decline to continue to make such transfers.

The Fund is at all times obligated to pay to the Bank an amount of money equal to the Overdraft Amounts and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by the Bank in accordance with the Custody Agreement, by the Fund immediately upon demand by the Bank, except that to the extent the Company repays outstanding Overdraft Amounts and any accrued interest to BNYM or the Bank pursuant to Section 9(b)(ii)(D) of the Sub-TA Agreement, the Fund’s obligation to repay that amount to the Bank pursuant to this Letter Agreement shall be deemed satisfied.

In order to secure repayment of Overdraft Amounts, the Fund hereby pledges and grants to the Bank and agrees that the Bank shall to the maximum extent permitted by law have a continuing first lien and security interest in, security entitlement in and to and right of setoff against all rights, titles, interests, funds, assets, Accounts and Securities (as each is defined in the Custody Agreement), cash and property described in clauses (a) and (b) of Section 5.4 of the Custody Agreement with respect to the Fund to the extent of any Overdraft Amount relating to the Fund (prior to any rights of any other entity except as granted by statute, law, rule or regulation). The Bank shall be entitled to exercise all rights, and be subject to all obligations, set forth in Sections 5.4 and 5.5 of the Custody Agreement with respect to Overdraft Amounts.

This Letter Agreement has been duly authorized, executed and delivered by the Fund, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this agreement.

This Letter Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby waive any right to trial by jury they may have in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Letter Agreement.

Funds added to both the Sub-TA Agreement and the Custody Agreement shall without further action by any party be deemed a signatory to and bound by this Letter Agreement.

This Letter Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Letter Agreement physically delivered, on a copy of the Letter Agreement transmitted by facsimile transmission or on a copy of the Letter Agreement transmitted as an imaged document

Execution Version

attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Letter Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Letter Agreement or of executed signature pages to counterparts of this Letter Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Letter Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Letter Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Letter Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Letter Agreement by Electronic Signature, affirms authorization to execute this Letter Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Letter Agreement and an agreement with its terms.

Sincerely,

The Merger Fund

Virtus Alternative Solutions Trust

Virtus Asset Trust

Virtus Event Opportunities Trust

Virtus Equity Trust

Virtus Retirement Trust

Virtus Opportunities Trust

Virtus Investment Trust

Virtus Strategy Trust

ACKNOWLEDGED AND AGREED: The Bank Of New York Mellon By: Authorized Signer Name: Barbara Wentzel

On behalf of itself and, to the extent it has series listed on Schedule B to the Sub-TA Agreement, on behalf of each such series, each such Fund in its individual and separate capacity

By:

Name:	Heidi Griswold

Title:	VP, Mutual Fund Services

Execution Version

Schedule J

Authorized Persons

Exception Processing Signatory Requirements for Company and the Funds

The Company and the Funds have identified the required signatories that will be required in order for BNYM to act upon instructions as outlined in the below exception processing grid:

Exception Scenario	Signatory Required	Signatory Level
Financial Items (financial items with a specific dollar threshold for liquidation or exchange)	Yes	A, B, C, D
Release of Uncollected Shares	Yes	A, B, C, D
Removal/ Placement of a fund level stop code	Yes	A, E
Same day wire for non-Money Market accounts only	Yes	A,B,C
The use of photocopies or faxed legal documents when a raised seal or medallion guarantee is normally required	Yes	A,B,C
Omitting required legal documents; including but not limited to: medallion signature guarantee, certified copies of trusts, marriage, birth, or death certificates, appointment of executor of estate, powers of attorney, guardianship	Yes	A, B,C
Acting upon faxed trades or letter of indemnity via ‘InFax’ to Image if it is outside of normal processing procedures	Yes	A, B, C, D
After 4 pm Trades	See As/ Of Trading Agreement	See As/ Of Trading Agreement

BNYM will accept Company authorization for the above scenarios via the following methods:

✓	Letter of instruction/ facsimile signed by Authorized Person

✓	Email from an Authorized Person with specific instruction

✓	Image, CRM or AHD annotation with specific instruction from Authorized Persons

Schedule J (page 1)

Execution Version

Title	Transaction Amount	Authorized Signatory Level
Technical Service Managers	Fund Level Processing Only	‘E’ Signatory
Service Associate	$0.01 - $5,000.00	‘D’ Signatory
Service Specialists/ Leads	$5,000.01 - $100,000.00	‘C’ Signatory
Managers	$100,000.01 - $1,500,000.00	‘B’ Signatory
Officers	$1,500,000.00 +	‘A’ Signatory

The Authorized Persons list will be refreshed on an ‘as-needed’ basis as staffing changes warrant. Change and refreshes will be forward by the Company to the BNYM client officer who will distribute to all impacted operating areas

Each of the following individuals is an Authorized Person of the Company, as those terms are defined and used in the Sub-Transfer Agency And Shareholder Services Agreement, dated as of April 15, 2011, by and among BNY Mellon Investment Servicing (US) Inc., Virtus Fund Services, LLC and the Investment Companies listed on the signature page to this Schedule J (“Sub-TA Agreement”).

‘A’ Signatories - Officers
Name:
Name:
Name:
Name:

‘B’ Signatories - Managers
Name:
Name:
Name:
Name:

‘C’ Signatories - Service Specialists/ Leads
Name:
Name:
Name:
Name:

‘D’ Signatories - Service Associates
Name:
Name:
Name:
Name:

‘E’ Signatories - Fund Level Only
Name:
Name:
Name:
Name:

Schedule J (page 2)

Execution Version

Terms not specifically defined in this Schedule J shall have the meaning ascribed elsewhere in the Agreement.

BNYM may at all times rely on the most recently dated Schedule J. For clarification: this means that BNYM will at all times and under all circumstances rely on and use a properly completed Schedule J until it is replaced by a properly completed Schedule G bearing a later date. A Schedule J will take effect on the date signed by BNYM.

For clarification: BNYM is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

BNY Mellon Investment Servicing (US) Inc. By: Name: Barbara Wentzel Title: Director Date: 09/21/2022

The Merger Fund

Virtus Alternative Solutions Trust

Virtus Asset Trust

Virtus Event Opportunities Trust

Virtus Equity Trust

Virtus Retirement Trust

Virtus Opportunities Trust

Virtus Investment Trust

Virtus Strategy Trust

Virtus Fund Services, LLC	On behalf of itself and, to the extent it has series listed on Schedule B to the Sub-TA Agreement, on behalf of each such series, each such Fund in its individual and separate capacity

By:	By:

Name:	Heidi Griswold	Name:	Heidi Griswold

Title:	VP, Mutual Fund Services	Title:	VP, Mutual Fund Services

Date:	09/09/2022	Date:	09/09/2022

Schedule J (Page 3)